Exhibit 99.1
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
N E W S     R E L E A S E
CORRECTION

Date:	December 18, 2009
Contact:	Peter B. Orthwein
THOR REPURCHASES STOCK
FROM THE ESTATE OF WADE F. B. THOMPSON
Thor Industries, Inc. (NYSE:THO) (Thor) announced today that it purchased shares of its common stock from the Estate of Wade F. B. Thompson (the “Estate”) in a private transaction. The Estate currently holds all of the stock of the late Wade F. B. Thompson, Thor’s former Chief Executive Officer. Pursuant to the terms of a repurchase agreement, 3,980,000 shares of Thor’s common stock were purchased at a price of $29 per share. The repurchase transaction was evaluated and approved by directors of Thor’s Board who are not affiliated with the Estate. The repurchase represents 5.6% of Thor’s common stock currently outstanding. Thor used available cash to purchase the shares.
Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation by the Audit Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) and the SEC’s requests for additional information, fuel prices, fuel availability, lower consumer confidence, interest rate increases, tight lending practices, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, the impact of auction market failures on our liquidity, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-Q for the quarter ended October 31, 2009. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in the Company’s expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.